EXHIBIT 99.1

Integer Holdings Corporation Reports Second Quarter 2018 Results

~ Completed Divestiture of Advanced Surgical and Orthopedics Product Lines for $600 million ~
~ Strong 2Q18 Growth in Sales and Profit ~
~ Raises Full Year Earnings Guidance ~

PLANO, Texas, Aug. 02, 2018 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE:ITGR), a leading medical device outsource manufacturer, today announced results for the three and six months ended June 29, 2018.

Completed divestiture of AS&O Product Lines for $600 million

  On July 2, 2018, subsequent to the end of the second quarter, completed the divestiture of Advanced Surgical and Orthopedics product lines to Viant (formerly MedPlast LLC) for $600 million in cash.
  On July 10, 2018, paid down debt by $548 million, including $360 million senior notes with 9.125% fixed rate.

Second Quarter 2018 Highlights (Excludes Divested AS&O Product Lines)

  Sales from continuing operations $314 million, 12% growth.  Non-GAAP adjusted sales from continuing operations were $313 million.
  GAAP income from continuing operations increased $13 million to $23 million.  Non-GAAP income from continuing operations increased $11 million to $35 million.
  Adjusted EBITDA from continuing operations increased 26% to $71 million.
  GAAP diluted EPS from continuing operations increased $0.40 per share to $0.70 per share.  Non-GAAP EPS from continuing operations increased $0.32 per share to $1.06, an increase of 43%.
  Paid down $25 million of debt in second quarter 2018 and $75 million in first half 2018.

Revised 2018 full year Financial Guidance (Excludes Divested AS&O Product Lines)

  GAAP EPS guidance decreased by $0.60 to $0.95 to $1.25.  Non-GAAP EPS guidance increased by $0.15 to $3.35 to $3.65 despite lowering sales by approximately $345 million and Adjusted EBITDA by $55 million due to the AS&O divestiture.  Our Non-GAAP EPS guidance was increased primarily due to lower interest expense more than offsetting the divested AS&O operating profit.

“Integer delivered another strong quarter of sales growth and even stronger net income, which enabled continued debt reduction,” said Joseph Dziedzic, Integer’s president and chief executive officer.  “Our second quarter results were consistent with our prior full year guidance.  Non-GAAP EPS guidance increase of $0.15 is a direct result of the AS&O divestiture as our full year interest expense savings exceeds the divested AS&O operating profit.”

“Shortly after the second quarter ended, we completed the sale of our Advanced Surgical and Orthopedics product lines to Viant for $600 million in cash,” Mr. Dziedzic continued.  “The deal structure was extremely cash efficient as we realized approximately $580 million of cash after deal costs, which enabled the repayment of $548 million of debt.  Integer is now a higher margin rate business with increased earnings, higher returns on invested capital, significantly less debt, lower leverage and similar cash flows.  Looking forward, Integer has clear market leadership positions in our remaining product lines, with differentiated technology and increased financial flexibility to invest more aggressively to grow.”

“We remain focused on executing our portfolio strategy to win in the markets we serve and our operational strategy to achieve excellence in everything we do.  We are now better positioned to deliver on our objectives of sales growth above the market, profit growth two times sales growth, and to earn a valuation premium,” Mr. Dziedzic concluded.

Discussion of Second Quarter Financial Results (Excludes Divested AS&O Product Lines)

  Medical segment sales from continuing operations grew by 13% driven by robust market growth, improved customer relations and penetration in higher growth markets.  Cardio & Vascular sales increase was primarily due to strong market growth in the electrophysiology, neurovascular & peripheral vascular markets.  CRM sales increased from improved market penetration of leads and component products.  Neuromodulation remained strong driven by growth in spinal cord stimulation and cochlear markets.  Advanced Surgical & Orthopedic sales increased from strong growth in Portable Medical and the retained AS&O products.  The second half of 2018 Cardio & Vascular and  Cardiac & Neuromodulation growth rates are expected to be lower due to difficult prior year comparables.
  Non-Medical segment sales declined by 5% primarily due to timing associated with orders from a military customer.  We expect stronger second half revenue as growth initiatives are achieved.
  GAAP income from continuing operations was $23 million, compared to $10 million in the prior year.  Non-GAAP adjusted income from continuing operations increased $11 million or 47%, due to the higher volume of sales, lower effective tax rates and the non-recurrence of a non-cash foreign currency charge in the prior year on inter-company loans.
  Adjusted EBITDA margins improved by 260 basis points to 22.8% in the current year from 20.2% in the prior year.  Sales volume profit contribution and cost reductions continue to outpace price and inflationary pressures.
  Generated $21 million of cash from operating activities and paid down $25 million of debt during the quarter.

Revised 2018 Outlook(a)
(dollars in millions, except per share amounts)

	GAAP		Non-GAAP(b)(c)
Continuing Operations:	As Reported	Growth	Adjusted	Growth
Sales	$1,170 to $1,195	3% to 5%	$1,175 to $1,200	4% to 6%
Net Income	$30 to $40	(66)% to (54)%	$110 to $120	11% to 21%
EBITDA	N/A	N/A	$255 to $265	9% to 13%
Earnings per Diluted Share	$0.95 to $1.25	(65)% to (54)%	$3.35 to $3.65	8% to 18%

(a) Our 2018 Outlook has been revised to exclude the divested Advanced Surgical and Orthopedics product lines from the current and prior year. GAAP Net Income and Earnings per Diluted Share as presented above include the effect of discontinued operations and the associated income tax impact from discontinued operations. Non-GAAP Adjusted Net Income as presented above consists of income from continuing operations adjusted to exclude the items described in footnote (c) below and to reflect the net impact of the Long-term Supply Agreements (“LSA”) entered into between the Company and Viant (formerly MedPlast LLC) as of the closing of the divestiture of the Advanced Surgical and Orthopedic product lines.  These LSAs govern the sale of products supplied by Viant to the Company for further resale to customers and by the Company to Viant for further resale to customers.  Non-GAAP Adjusted Sales as presented above consists of sales from continuing operations adjusted to exclude the net impact of the LSA.  Non-GAAP Adjusted Earnings per Diluted Share as presented above consists of Adjusted Net Income divided by diluted weighted average shares outstanding.

(b) Except as described below, further reconciliations by line item to the closest corresponding GAAP financial measure for Adjusted Sales, Adjusted Net Income, Adjusted EBITDA, and Adjusted Earnings per Diluted Share, included in our “Revised 2018 Outlook” above, are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and visibility of the charges excluded from these non-GAAP financial measures.

(c) Adjusted Net Income and EPS for 2018 is expected to consist of GAAP Net Income and EPS, excluding items such as intangible amortization, IP-related litigation costs, consolidation and realignment costs, asset disposition and write-down charges, and loss on extinguishment of debt totaling approximately $95 million. The after-tax impact of these items is estimated to be approximately $75 million, or approximately $2.29 per diluted share. Additionally, Adjusted Net Income and EPS is expected to exclude the estimated impact relating to our disallowed deduction of the Global Intangible Low-Taxed Income (“GILTI”) tax, as mandated by the U.S. Tax Cuts and Jobs Act (the “Tax Reform Act”). This disallowed deduction of the GILTI tax (approximately 50% of the total GILTI tax) is due to the Company making use of its U.S. net operating losses (“NOLs”), and will be eliminated once the Company’s U.S. NOLs are fully utilized, which is expected to be in 2019. This adjustment makes our Adjusted Diluted EPS more comparable with other global companies that are not subject to this disallowed GILTI tax deduction and more comparable to the Company’s results following the full utilization of its U.S. NOLs.

Adjusted EBITDA is expected to consist of Adjusted Net Income, excluding items such as depreciation, interest, stock-based compensation and taxes totaling approximately $145 million.

Summary of Financial and Product Line Results from Continuing Operations
(dollars in thousands, except per share data)

	Three Months Ended
GAAP	June 29, 2018	June 30, 2017	Change	Organic Growth(a)
Medical Sales
Cardio & Vascular	$148,766	$130,718	13.8%	13.1%
Cardiac & Neuromodulation	115,941	106,173	9.2%	9.2%
Advanced Surgical, Orthopedics & Portable Medical	34,751	28,282	22.9%	21.0%
Total Medical Sales	299,458	265,173	12.9%	12.4%
Non-Medical Sales	15,006	15,743	(4.7)%	(4.7)%
Total Sales	$314,464	$280,916	11.9%	11.4%

Income from continuing operations	$23,056	$9,559	NM
Diluted EPS from continuing operations	$0.70	$0.30	NM

	Six Months Ended
GAAP	June 29, 2018	June 30, 2017	Change	Organic Growth(a)
Medical Sales
Cardio & Vascular	$285,629	$254,202	12.4%	11.4%
Cardiac & Neuromodulation	224,851	209,928	7.1%	7.1%
Advanced Surgical, Orthopedics & Portable Medical	68,692	56,433	21.7%	22.8%
Total Medical Sales	$579,172	$520,563	11.3%	10.9%
Non-Medical Sales	27,718	27,089	2.3%	2.3%
Total Sales	$606,890	$547,652	10.8%	10.4%

Income from continuing operations	$36,140	$12,507	NM
Diluted EPS from continuing operations	$1.11	$0.39	NM

(a) Organic Growth for sales is a Non-GAAP measure, which excludes foreign currency exchange impact reported in other loss, net and are primarily non-cash.  Refer to Table C at the end of this release for a reconciliation of these amounts.

(NM) Calculated change not meaningful.

	Three Months Ended
Non-GAAP(a)	June 29, 2018	June 30, 2017	QTD Change	Organic Growth(b)
Adjusted EBITDA from continuing operations	$71,354	$56,592	26.1%	9.2%
Adjusted income from continuing operations	$34,744	$23,667	46.8%	13.8%
Adjusted diluted EPS from continuing operations	$1.06	$0.74	43.2%	11.0%

	Six Months Ended
Non-GAAP(a)	June 29, 2018	June 30, 2017	YTD Change	Organic Growth(b)
Adjusted EBITDA from continuing operations	$125,301	$109,636	14.3%	5.6%
Adjusted income from continuing operations	$55,163	$41,027	34.5%	14.8%
Adjusted diluted EPS from continuing operations	$1.69	$1.29	31.0%	12.8%

(a) Refer to Tables A and B at the end of this release for reconciliations of adjusted amounts to the closest corresponding GAAP financial measures.

(b) Organic Growth for Adjusted EBITDA from continuing operations, Adjusted income from continuing operations, and Adjusted diluted EPS from continuing operations are Non-GAAP measures, which exclude the foreign currency exchange impact reported in other loss, net and are primarily non-cash.  Refer to Table D at the end of this release for a reconciliation of these amounts.

Conference Call Information
The Company will host a conference call on Thursday, August 2, 2018, at 9:00 a.m. ET / 8:00 a.m. CT to discuss these results.  The scheduled conference call will be webcast live and is accessible through our website at investor.integer.net or by dialing (866) 393-4306 (U.S.) or (734) 385-2616 (outside U.S.) and the conference ID is 6480109. The call will be archived on the Company’s website.  An Earnings Call slide presentation and a Historical Financial Information slide presentation containing supplemental information about the Company’s results will be posted to our website at investor.integer.net prior to the conference call and will be referenced during the conference call.

About Integer™
Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, vascular, portable medical and orthopedics markets. The Company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The Company's brands include GreatbatchTM Medical, Lake Region MedicalTM and ElectrochemTM. Additional information is available at www.integer.net.

Contact Information
Tony Borowicz
VP, Investor Relations
716.759.5809
tony.borowicz@integer.net

Notes Regarding Non-GAAP Financial Information
In addition to our results reported in accordance with generally accepted accounting principles (“GAAP”), we provide adjusted sales, adjusted income, adjusted earnings per diluted share, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted EBITDA margin, and organic growth rates, all from continuing operations.  Adjusted income and adjusted earnings per diluted share from continuing operations consist of GAAP amounts adjusted for the following to the extent occurring during the period: (i) acquisition and integration related charges and expenses, (ii) amortization of intangible assets including inventory step-up amortization, (iii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iv) asset write-down and disposition charges, (v) charges in connection with corporate realignments or a reduction in force, (vi) certain litigation expenses, charges and gains, (vii) unusual or infrequently occurring items, (viii) gain (loss) on cost and equity method investments, (ix) extinguishment of debt charges, (x) the net impact of the LSA between the Company and Viant, (xi) the income tax (benefit) related to these adjustments and (xii) certain tax items that are outside the normal provision for the period.  Adjusted earnings per diluted share from continuing operations are calculated by dividing adjusted income from continuing operations by diluted weighted average shares outstanding.  Adjusted EBITDA from continuing operations consists of GAAP net income (loss) plus (i) the same adjustments as listed above except for items (xi) and (xii), (ii) GAAP stock-based compensation, interest expense, and depreciation, (iii) GAAP provision (benefit) for income taxes and (iv) cash gains received from cost and equity method investments during the period.  Adjusted EBITDA margin is adjusted EBITDA as a percentage of adjusted sales, all from continuing operations.  To calculate organic sales growth rates, we convert current period sales from local currency to U.S. dollars using the previous period’s foreign currency exchange rates and exclude the amount of sales acquired/divested during the period from the current/previous period amounts, respectively.  Adjusted Sales from continuing operations consist of GAAP Sales adjusted for item (x) above.  Organic growth rates for Adjusted EBITDA from continuing operations, Adjusted income from continuing operations and Adjusted Diluted EPS from continuing operations exclude the impact of foreign currency exchange gains and losses included in other (income) loss, net. We believe that the presentation of adjusted sales, adjusted income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, adjusted EBITDA margin, and organic growth rates, all from continuing operations, provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements
Some of the statements contained in this press release and other written and oral statements made from time to time by us and our representatives are not statements of historical or current fact. As such, they are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations, and these statements are subject to known and unknown risks, uncertainties and assumptions. Forward-looking statements include statements relating to:

  future sales, expenses, and profitability;
  future development and expected growth of our business and industry;
  our ability to execute our business model and our business strategy;
  our ability to identify trends within our industries and to offer products and services that meet the changing needs of those markets;
  our ability to remain in compliance with our debt covenants; and
  projected capital expenditures.

You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or “variations” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary factors and to others contained throughout this release.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors include the following: our high level of indebtedness, our inability to pay principal and interest on this high level of outstanding indebtedness or to remain in compliance with financial and other covenants under our senior secured credit facilities, and the risk that this high level of indebtedness limits our ability to invest in our business and overall financial flexibility; our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement cost reduction and plant consolidation initiatives; our reliance on third-party suppliers for raw materials, products and subcomponents; fluctuating operating results; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; product field actions or recalls; our inability to successfully consummate and integrate acquisitions and to realize synergies and benefits from these acquisitions and to operate these acquired businesses in accordance with expectations; our unsuccessful expansion into new markets; our failure to develop new products including system and device products; the timing, progress and ultimate success of pending regulatory actions and approvals; our inability to obtain licenses to key technology; regulatory changes, including health care reform, or consolidation in the healthcare industry; global economic factors including foreign currency exchange rates and interest rates; the resolution of various legal actions brought against the Company; enactment related and ongoing impacts related to the Tax Reform Act, including the GILTI tax; and other risks and uncertainties that arise from time to time and are described in Item 1A “Risk Factors” of our Annual Report on Form 10-K and in our other periodic filings with the SEC.  Except as may be required by law, we assume no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Condensed Consolidated Statements of Operations - Unaudited
(in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 29, 2018	June 30, 2017	June 29, 2018	June 30, 2017
Sales	$314,464	$280,916	$606,890	$547,652
Cost of sales	215,699	191,741	424,593	376,449
Gross profit	98,765	89,175	182,297	171,203
Operating expenses:
Selling, general and administrative expenses (SG&A)	36,780	35,146	73,209	69,940
Research, development and engineering costs	12,935	11,240	26,211	22,877
Other operating expenses (OOE)	4,692	6,727	8,476	18,421
Total operating expenses	54,407	53,113	107,896	111,238
Operating income	44,358	36,062	74,401	59,965
Interest expense	15,234	15,058	30,829	33,425
(Gain) loss on cost and equity method investments, net	(284)	4,427	(5,254)	4,825
Other (income) loss, net	(2,387)	6,763	(1,427)	8,164
Income from continuing operations before income taxes	31,795	9,814	50,253	13,551
Provision for income taxes	8,739	255	14,113	1,044
Income from continuing operations	$23,056	$9,559	$36,140	$12,507

Discontinued operations:
Loss from operations of discontinued operations	$(1,374)	$(5,698)	$(7,623)	$(13,630)
Provision for income taxes	1,660	871	377	226
Loss from discontinued operations	$(3,034)	$(6,569)	$(8,000)	$(13,856)

Net income	$20,022	$2,990	$28,140	$(1,349)

Basic earnings (loss) per share:
Income from continuing operations	$0.72	$0.31	$1.13	$0.40
Loss from discontinued operations	$(0.09)	$(0.21)	$(0.25)	$(0.44)
Basic earnings (loss) per share	$0.62	$0.10	$0.88	$(0.04)

Diluted earnings (loss) per share:
Income from continuing operations	$0.70	$0.30	$1.11	$0.39
Loss from discontinued operations	$(0.09)	$(0.21)	$(0.25)	$(0.44)
Diluted earnings (loss) per share	$0.61	$0.09	$0.86	$(0.04)

Weighted average shares outstanding:
Basic	32,038	31,302	31,970	31,159
Diluted	32,720	31,982	32,572	31,833

Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	June 29, 2018	December 29, 2017
ASSETS
Current assets:
Cash and cash equivalents	$18,856	$37,341
Accounts receivable, net	206,890	194,845
Inventories	194,977	176,738
Refundable income taxes	101	37
Prepaid expenses and other current assets	13,903	16,202
Current assets of discontinued operations held for sale	439,752	106,746
Total current assets	874,479	531,909
Property, plant and equipment, net	230,217	235,180
Goodwill	835,558	839,870
Other intangible assets, net	836,512	862,873
Deferred income taxes	3,573	3,451
Other assets	31,078	30,428
Noncurrent assets of discontinued operations held for sale	—	344,634
Total assets	$2,811,417	$2,848,345
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$35,156	$30,469
Accounts payable	74,852	64,551
Income taxes payable	2,790	5,904
Accrued expenses	61,342	60,376
Current liabilities of discontinued operations held for sale	56,243	47,703
Total current liabilities	230,383	209,003
Long-term debt	1,503,534	1,578,696
Deferred income taxes	149,442	140,964
Other long-term liabilities	10,324	11,335
Noncurrent liabilities of discontinued operations held for sale	—	14,966
Total liabilities	1,893,683	1,954,964
Stockholders’ equity:
Common stock	32	32
Additional paid-in capital	678,156	669,756
Treasury stock	(5,720)	(4,654)
Retained earnings	204,208	176,068
Accumulated other comprehensive income	41,058	52,179
Total stockholders’ equity	917,734	893,381
Total liabilities and stockholders’ equity	$2,811,417	$2,848,345

Condensed Consolidated Statements of Cash Flows - Unaudited (a)
(in thousands)

	Six Months Ended
	June 29, 2018	June 30, 2017
Cash flows from operating activities:
Net income (loss)	$28,140	$(1,349)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	48,591	49,465
Debt related charges included in interest expense	5,083	6,241
Stock-based compensation	6,107	7,950
Non-cash (gain) loss on cost and equity method investments	(763)	4,825
Other non-cash losses	(2,307)	6,542
Deferred income taxes	8,894	(2,447)
Changes in operating assets and liabilities:
Accounts receivable	(11,306)	(6,313)
Inventories	(20,948)	(9,451)
Prepaid expenses and other assets	3,306	2,515
Accounts payable	8,898	15,373
Accrued expenses	(3,929)	215
Income taxes payable	(2,547)	3,599
Net cash provided by operating activities	67,219	77,165
Cash flows from investing activities:
Acquisition of property, plant and equipment	(19,224)	(22,438)
Purchase of cost and equity method investments	(831)	(497)
Other investing activities	960	672
Net cash used in investing activities	(19,095)	(22,263)
Cash flows from financing activities:
Principal payments of long-term debt	(75,062)	(118,839)
Proceeds from issuance of long-term debt	—	50,000
Proceeds from the exercise of stock options	3,625	8,725
Payment of debt issuance costs	(688)	(1,789)
Withholding tax paid related to stock-based compensation	(2,206)	—
Other financing activities	(192)	—
Net cash used in financing activities	(74,523)	(61,903)
Effect of foreign currency exchange rates on cash and cash equivalents	2,363	1,418
Net increase (decrease) in cash and cash equivalents	(24,036)	(5,583)
Cash and cash equivalents, beginning of period	44,096	52,116
Cash and cash equivalents, end of period	$20,060	$46,533

Cash and cash equivalents, end of period, are comprised of:
Cash and cash equivalents	18,856	40,969
Cash included in current assets of discontinued operations held for sale	1,204	5,564
Total cash and cash equivalents, end of period	$20,060	$46,533

(a)  The Condensed Consolidated Statements of Cash Flows - Unaudited include cash flows related to discontinued operations.

Reconciliations of Non-GAAP Measures from Continuing Operations

Table A: Income (Loss) from Continuing Operations and Diluted EPS Reconciliations
(in thousands except per share amounts)

	Three Months Ended
	June 29, 2018			June 30, 2017
	Pre-Tax Income (Loss)	Income (Loss)	Per Diluted Share	Pre-Tax Income (Loss)	Income (Loss)	Per Diluted Share
As reported income from continuing operations (GAAP)	$31,795	$23,056	$0.70	$9,814	$9,559	$0.30
Adjustments:
Amortization of intangibles(a)	10,519	8,296	0.25	10,147	7,084	0.22
IP related litigation (SG&A)(a)(b)	476	376	0.01	915	595	0.02
Strategic reorganization and alignment (OOE)(a)(c)	3,727	2,950	0.09	—	—	—
Manufacturing alignment to support growth (OOE)(a)(d)	1,103	815	0.02	—	—	—
Consolidation and optimization expenses (OOE)(a)(e)	(14)	(10)	—	2,729	2,028	0.06
Acquisition and integration expenses (OOE)(a)(f)	—	—	—	2,970	2,037	0.06
Asset dispositions, severance and other (OOE)(a)(g)	(124)	(106)	—	1,028	670	0.02
(Gain) loss on cost and equity method investments, net(a)	(284)	(225)	(0.01)	4,427	2,877	0.09
Loss on extinguishment of debt(a)(h)	417	329	0.01	935	608	0.02
LSA adjustments(i)	(3,283)	(2,594)	(0.08)	(2,756)	(1,791)	(0.06)
Tax adjustments(j)	—	1,857	0.06	—	—	—
Adjusted income from continuing operations (Non-GAAP)	$44,332	$34,744	$1.06	$30,209	$23,667	$0.74

Diluted weighted average shares for adjusted EPS		32,720			31,982

	Six Months Ended
	June 29, 2018			June 30, 2017
	Pre-Tax Income (Loss)	Income (Loss)	Per Diluted Share	Pre-Tax Income (Loss)	Income (Loss)	Per Diluted Share
As reported income from continuing operations (GAAP)	$50,253	$36,140	$1.11	$13,551	$12,507	$0.39
Adjustments:
Amortization of intangibles(a)	21,172	16,693	0.51	20,230	14,102	0.44
IP related litigation (SG&A)(a)(b)	797	630	0.02	1,292	840	0.03
Strategic reorganization and alignment (OOE)(a)(c)	5,781	4,577	0.14	—	—	—
Manufacturing alignment to support growth (OOE)(a)(d)	1,616	1,184	0.04	—	—	—
Consolidation and optimization expenses (OOE)(a)(e)	561	445	0.01	5,076	3,895	0.12
Acquisition and integration expenses (OOE)(a)(f)	—	—	—	7,790	5,170	0.16
Asset dispositions, severance and other (OOE)(a)(g)	518	364	0.01	5,555	3,598	0.11
(Gain) loss on cost and equity method investments, net(a)	(5,254)	(4,151)	(0.13)	4,825	3,136	0.10
Loss on extinguishment of debt(a)(h)	1,474	1,164	0.04	2,494	1,621	0.05
LSA adjustments(i)	(6,119)	(4,834)	(0.15)	(5,911)	(3,842)	(0.12)
Tax adjustments(j)	—	2,951	0.09	—	—	—
Adjusted income from continuing operations (Non-GAAP)	$70,799	$55,163	$1.69	$54,902	$41,027	$1.29

Diluted weighted average shares for adjusted EPS		32,572			31,833

(a) The difference between pre-tax and income (loss) amounts is the estimated tax impact related to the respective adjustment.  Income (loss) amounts are computed using a 21% U.S. tax rate (35% U.S. tax rate for 2017 periods), and the statutory tax rates in Mexico, Germany, France, Netherlands, Uruguay, Ireland and Switzerland, as adjusted for the existence of NOLs.  Amortization of intangibles and OOE expense have also been adjusted to reflect the estimated impact relating to our disallowed deduction of the GILTI tax, as described in footnote (i) below.  Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.

(b) In 2013, we filed suit against AVX Corporation alleging they were infringing our intellectual property. Given the complexity and significant costs incurred pursuing this litigation, we are excluding these litigation expenses from adjusted amounts. This matter proceeded to trial during the first quarter of 2016 and again in the third quarter of 2017 that resulted in a jury awarding damages in the amount of $37.5 million.  In March 2018, the court vacated that damage award and ordered a new trial on damages, which is scheduled for January 2019.  To date, no gains have been recognized in connection with this litigation.

(c) As a result of the strategic review of our customers, competitors and markets we undertook during the fourth quarter of 2017, we began to take steps to better align our resources in order to invest to grow, protect, preserve and to enhance the profitability of our portfolio of products. This will include focusing our investment in RD&E and manufacturing, improving our business processes and redirecting investments away from projects where the market does not justify the investment.  As a result, during 2018 we incurred charges related to this strategy, which primarily consisted of severance and fees for professional services.

(d) In 2017, we initiated several initiatives designed to reduce costs, improve operating efficiencies and increase manufacturing capacity to accommodate growth.  The plan involves the relocation of certain manufacturing operations and expansion of certain of our facilities.

(e) During 2018 and 2017, we incurred costs primarily related to the closure of our Clarence, NY facility and the transfer of our Beaverton, OR portable medical and Plymouth, MN vascular manufacturing operations to Tijuana, Mexico.

(f) Reflects acquisition and integration costs related to the acquisition of Lake Region Medical, which occurred in October 2015.

(g) Amounts for 2017 primarily include expenses related to our CEO and CFO transitions.

(h) Represents debt extinguishment charges in connection with pre-payments made on our Term B Loan Facility which are included in interest expense.

(i) Reflects the net impact of the LSAs entered into as of the closing of the divestiture of the Advanced Surgical and Orthopedic product lines. These LSAs govern the sale of products supplied by Viant to the Company for further resale to customers and by the Company to Viant for further resale to customers.

(j) Tax adjustments primarily includes the estimated impact relating to our disallowed deduction of the GILTI tax, as mandated by the Tax Reform Act.  This disallowed deduction of the GILTI tax (approximately 50% of the total GILTI tax) is due to the Company making use of its U.S. NOLs, and will be eliminated once the Company’s U.S. NOLs are fully utilized, which is expected to be in approximately three to five years. This adjustment makes our Adjusted Diluted EPS more comparable with other global companies that are not subject to this disallowed GILTI tax deduction and more comparable to the Company’s results following the full utilization of its U.S. NOLs.

Table B: EBITDA and Sales Reconciliations
(in thousands)

	Three Months Ended		Six Months Ended
	June 29, 2018	June 30, 2017	June 29, 2018	June 30, 2017
Income from continuing operations (GAAP)	$23,056	$9,559	$36,140	$12,507

Interest expense	15,234	15,058	30,829	33,425
Provision for income taxes	8,739	255	14,113	1,044
Depreciation	10,006	9,358	19,969	18,728
Amortization	10,519	10,147	21,172	20,230
EBITDA from continuing operations	67,554	44,377	122,223	85,934
IP related litigation	476	915	797	1,292
Stock-based compensation (excluding OOE)	2,199	2,902	5,178	5,075
Strategic reorganization and alignment	3,727	—	5,781	—
Manufacturing alignment to support growth	1,103	—	1,616	—
Consolidation and optimization expenses	(14)	2,729	561	5,076
Acquisition and integration expenses	—	2,970	—	7,790
Asset dispositions, severance and other	(124)	1,028	518	5,555
Non-cash (gain) loss on cost and equity method investments	(284)	4,427	(5,254)	4,825
LSA adjustments	(3,283)	(2,756)	(6,119)	(5,911)
Adjusted EBITDA from continuing operations (Non-GAAP)	$71,354	$56,592	$125,301	$109,636

Total Sales (GAAP)	$314,464	$280,916	$606,890	$547,652
LSA adjustments	$(1,308)	$(674)	$(2,003)	$(2,154)
Adjusted sales from continuing operations (Non-GAAP)	$313,156	$280,242	$604,887	$545,498

Adjusted EBITDA margin	23%	20%	21%	20%

Table C: Organic Sales from Continuing Operations Growth Rate Reconciliation (% Change)

	GAAP Reported Growth	Impact of Foreign Currency(a)	Non-GAAP Organic Growth
QTD Change (2Q 2018 vs. 2Q 2017)
Medical Sales
Cardio & Vascular	13.8%	(0.7)%	13.1%
Cardiac & Neuromodulation	9.2%	—	9.2%
Advanced Surgical, Orthopedics & Portable Medical	22.9%	(1.9)%	21.0%
Total Medical Sales	12.9%	(0.5)%	12.4%
Non-Medical Sales	(4.7)%	—	(4.7)%
Total Sales	11.9%	(0.5)%	11.4%

YTD Change (6M 2018 vs. 6M 2017)
Medical Sales
Cardio & Vascular	12.4%	(1.0)%	11.4%
Cardiac & Neuromodulation	7.1%	(0.3)%	7.1%
Advanced Surgical, Orthopedics & Portable Medical	21.7%	1.1%	22.8%
Total Medical Sales	11.3%	(0.4)%	10.9%
Non-Medical Sales	2.3%	—	2.3%
Total Sales	10.8%	(0.4)%	10.4%

(a) Second quarter and year-to-date 2018 sales were positively impacted by $0.9 million and $2.5 million, respectively, due to foreign currency exchange rate fluctuations, primarily in our Cardio & Vascular product lines.

Table D: Non-GAAP Organic Growth Rate Reconciliation (% Change)

	GAAP Reported Growth	Impact of Non-GAAP Adjustment(a)	Impact of Foreign Currency(b)	Non-GAAP Organic Growth
QTD Change (2Q 2018 vs. 2Q 2017)
EBITDA from continuing operations	52.2%	(26.1)%	(16.9)%	9.2%
Income from continuing operations	NM	46.8%	(33.0)%	13.8%
Diluted EPS from continuing operations	NM	43.2%	(32.2)%	11.0%

YTD Change (6M 2018 vs. 6M 2017)
EBITDA from continuing operations	42.2%	(27.9)%	(8.7)%	5.6%
Income from continuing operations	NM	34.5%	(19.7)%	14.8%
Diluted EPS from continuing operations	NM	31.0%	(18.2)%	12.8%

(a) Represents the impact to our growth rate from our Non-GAAP adjustments. See Tables A and B for further detail on these items.

(b) Represents the impact to our growth rate due to changes in foreign currency exchange rates realized in income and reported in other loss, net in the consolidated statement of operations.

(NM) Calculated change not meaningful.

Table E: Supplemental Financial Items Affecting Cash Flow (Excludes Divested AS&O Product Lines)
(dollars in millions)

	2018 Outlook	2017 Actual
Capital Expenditures	$35 - $40	$30
Depreciation and Amortization	$80 - $85	$79
Stock-Based Compensation	$9 - $11	$11
Other Operating Expense	$15 - $20	$36
Adjusted Effective Tax Rate	21% - 23%	19%
Cash Tax Payments	$20 - $25	$9